Exhibit 3.1

OneSpaWorld Holdings Limited

Registration No.:202175B

CERTIFICATE

as to Amendment of the Second Amended & Restated Articles of Association

I, Hollie Lunn-Donathan, Assistant Secretary of OneSpaWorld Holdings Limited (“the Company”) hereby certify:

That at a Meeting of a Majority of the Board Directors of the Company held on 23rd April 2025 and pursuant to Clause 16 of the Third Amended and Restated Memorandum of Association of the Company, the Company resolved to among other things, authorize the declassification of its Board of Directors and to amend Article 68 of its Second Amended & Restated Articles of Association to effectuate such change and that the following are the resolutions herein above referred which are in full effect and on file in the records of the Company:

“RESOLVED, that the Board of Directors be declassified and that the term of office of each Class A, Class B and Class C director be reduced from three (3) years to a one (1)-year term;

RESOLVED, that in order to effect the aforementioned change the Company’s Second Amended and Restated Articles of Association be amended by deleting Article 68 thereof and substituting therefor the following new Article 68:

DIRECTORS

68. The minimum number of directors shall be one (1) and the maximum number shall be ten (10), and the number of directors shall be determined from time to time by the directors. The directors shall be divided into three (3) classes designated as Class A, Class B and Class C, respectively until the 2027 annual meeting of the Company. Thereafter, there shall be no classes of directors. At the 2025 annual meeting of the Company the term of office of the Class C Directors shall expire and Class C Directors shall be elected for a one (1) - year term. At the 2026 annual meeting of the Company, the term of office of the Class A Directors shall expire and Class A shall be elected for a one (1) – year term. At the 2027 annual meeting of the Company, the term of office of the Class B Directors shall expire and Class B Directors shall be elected for a one (1) – year term. At each succeeding annual meeting of the Company, each class of directors shall be elected for a one (1) – year term. A retiring director shall be eligible for re-election. Notwithstanding the foregoing provisions of this Article

68, each director shall hold office until the expiration of his or her term, until his or her successor shall have been duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the directors shall shorten the term of any incumbent director.”

Given under the Common Seal )

)

of the Company on this 23rd )

)

day of April, 2025 )

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ASSISTANT SECRETARY